COLLATERAL AGREEMENT

dated as of

April 22, 2005,

among

NORWAY HOLDINGS SPV, LLC,

NORWAY ACQUISITION SPV, LLC

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Pages

ARTICLE I

Definitions

SECTION 1.01. Term Loan Agreement	1
SECTION 1.02. Other Defined Terms	1

ARTICLE II

Pledge of Securities

SECTION 2.01. Pledge	2
SECTION 2.02. Delivery of the Pledged Collateral	2
SECTION 2.03. Representations, Warranties and Covenants	2
SECTION 2.04. Certification of Limited Liability Company and Limited Partnership Interests	2
SECTION 2.05. Registration in Nominee Name; Denominations	2
SECTION 2.06. Voting Rights	2

ARTICLE III

Guarantee

SECTION 3.01. Guarantee	2
SECTION 3.02. Obligations Not Waived	2
SECTION 3.03. Guarantee of Payment	2
SECTION 3.04. No Discharge or Diminishment of Guarantee	2
SECTION 3.05. Defenses of Borrower Waived	2
SECTION 3.06. Reinstatement	2
SECTION 3.07. Agreement To Pay; Subrogation	2
SECTION 3.08. Information	2

ARTICLE IV

Remedies

SECTION 4.01. Remedies Upon Default	2
SECTION 4.02. Application of Proceeds of Sale	2
SECTION 4.03. Securities Act	2
SECTION 4.04. Registration	2

ARTICLE V

Miscellaneous

SECTION 5.01. Notices	2
SECTION 5.02. Waivers; Amendment	2
SECTION 5.03. Administrative Agent’s Fees and Expenses; Indemnification	2

Pages

SECTION 5.04. Successors and Assigns	2
SECTION 5.05. Survival of Agreement	2
SECTION 5.06. Counterparts; Effectiveness; Several Agreement	2
SECTION 5.07. Severability	2
SECTION 5.08. Governing Law; Jurisdiction; Consent to Service of Process	2
SECTION 5.09. WAIVER OF JURY TRIAL	2
SECTION 5.10. Headings	2
SECTION 5.11. Security Interest Absolute	2
SECTION 5.12. Termination or Release	2
SECTION 5.13. Administrative Agent Appointed Attorney-in-Fact	2

ii

       COLLATERAL AGREEMENT dated as of April 22, 2005 (this “Agreement”), among NORWAY HOLDINGS SPV, LLC, a Delaware limited liability company (“Holdings”), NORWAY ACQUISITION SPV, LLC, a Delaware limited liability company (the “Borrower”), and JPMORGAN CHASE BANK, N.A., a national banking association (“JPMCB”), as Administrative Agent.

          Reference is made to the Secured Term Loan Agreement dated as of April 22, 2005 (as amended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among Holdings, the Borrower, the lenders from time to time party thereto (the “Lenders”) and JPMCB, as Administrative Agent. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Term Loan Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. Holdings is an affiliate of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Term Loan Agreement and is willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

          SECTION 1.01. Term Loan Agreement. (a) Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Term Loan Agreement. All terms defined in the New York UCC (as defined herein) and not defined herein shall have the meanings assigned to such terms therein.

          (b) The rules of construction specified in Section 1.02 of the Term Loan Agreement also apply to this Agreement.

          SECTION 1.02. Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

          “Federal Securities Laws” shall have the meaning assigned thereto in Section 4.03.

          “Pledgors” shall mean Holdings and the Borrower.

          “Guarantee Agreement” shall mean the Guarantee Agreement dated as of April 22, 2005, among the Guarantor, the Borrower and JPMCB.

          “Obligations” shall mean (a) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and

(b) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower to the Lenders under the Term Loan Agreement and the other Loan Documents.

          “New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

          “Pledged Collateral” shall have the meaning assigned thereto in Section 2.01.

          “Pledged Debt Securities” shall have the meaning assigned thereto in Section 2.01.

          “Pledged Securities” shall mean any promissory notes, stock certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

          “Pledged Stock” shall have the meaning assigned thereto in Section 2.01.

          “Proceeds” shall have the meaning assigned thereto in Section 9-102 of the New York UCC.

          “Secured Parties” shall mean (a) the Lenders, (b) the Administrative Agent, (c) the beneficiaries of each indemnification obligation undertaken by Holdings, the Borrower or the Guarantor under any Loan Document and (f) the successors and permitted assigns of each of the foregoing.

          “Term Loan Agreement” shall have the meaning assigned thereto in the preliminary statement of this Agreement.

ARTICLE II

Pledge of Securities

          SECTION 2.01. Pledge. As security for the payment or performance, as the case may be, in full of the Obligations, each Pledgor hereby assigns and pledges to the Administrative Agent and its successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Administrative Agent and its successors and assigns, for the ratable benefit of the Secured Parties, a security interest in, all of such Pledgor’s right, title and interest in, to and under (a) the shares of capital stock and other equity interests listed opposite such Pledgor’s name on Schedule I and the certificates representing all such equity interests (the “Pledged Stock”); (b)(i) the Convertible Notes and Warrants listed opposite such Pledgor’s name on Schedule I and (ii) the promissory notes and any other instruments evidencing such Convertible Notes and Warrants (the

“Pledged Debt Securities”); (c) all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion, redemption or repurchase of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above; (d) any “securities account” or “deposit account” (as defined in Sections 8-501 and 9-102 of the New York UCC, respectively) (such accounts collectively, an “Account”) created to hold any of the foregoing; (e) subject to Section 2.06, all rights and privileges of such Pledgor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above; and (f) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (f) above being collectively referred to as the “Pledged Collateral”).

          SECTION 2.02. Delivery of the Pledged Collateral. (a) Each Pledgor agrees promptly to deliver or cause to be delivered to the Administrative Agent any and all Pledged Securities.

          (b) Each Pledgor will cause the Pledged Debt Securities to be evidenced by a duly executed promissory note that is pledged and delivered to the Administrative Agent pursuant to the terms hereof.

          (b) Upon delivery to the Administrative Agent, (i) any Pledged Securities shall be accompanied by stock powers, note powers or letters of instruction, as applicable, duly executed in blank or other instruments of transfer satisfactory to the Administrative Agent and by such other instruments and documents as the Administrative Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Pledgor and such other instruments or documents as the Administrative Agent may reasonably request. The Administrative Agent shall have the right, only after the occurrence and during the continuation of an Event of Default, upon notice to the Pledgors to transfer to or register in the name of the Administrative Agent or any of its nominees any or all of the Pledged Securities. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule I and made a part hereof, provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

          SECTION 2.03. Representations, Warranties and Covenants. The Pledgors jointly and severally represent, warrant and covenant to and with the Administrative Agent, for the benefit of the Secured Parties, that:

          (a) Schedule I correctly sets forth as of the date hereof the percentage of the issued and outstanding units of each class of the equity interests of the Borrower represented by the Pledged Stock and includes all equity interests, debt securities and promissory notes required to be pledged hereunder in order to satisfy the Collateral and Guarantee Requirement;

          (b) the Pledged Stock has been duly and validly authorized and issued by the Borrower;

          (c) except for the security interests granted hereunder, each of the Pledgors (i) is and will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule I as owned by such Pledgor, (ii) holds the same free and clear of all Liens, other than Liens created by this Agreement or the Convertible Notes Documents, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than Liens created by this Agreement or the Convertible Notes Documents, and (iv) will defend its title or interest thereto or therein against any and all Liens (other than the Lien created by this Agreement), however arising, of all persons whomsoever;

          (d) except for restrictions and limitations imposed by the Loan Documents or the Convertible Notes Documents or securities laws generally, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder;

          (e) each of the Pledgors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

          (f) no consent or approval of any Governmental Authority, any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);

          (g) by virtue of the execution and delivery by the Pledgors of this Agreement, when any Pledged Securities are delivered to the Administrative Agent in New York and in accordance with this Agreement, the Administrative Agent will obtain a legal, valid and perfected first priority lien upon and security interest in such Pledged Securities as security for the payment and performance of the Obligations, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing; and

          (h) the pledge effected hereby is effective to vest in the Administrative Agent, for the benefit of the Secured Parties, the rights of the Administrative Agent in the Pledged Collateral as set forth herein.

          SECTION 2.04. Certification of Limited Liability Company and Limited Partnership Interests. Each interest in any limited liability company or limited partnership controlled by any Pledgor and pledged hereunder shall be represented by a certificate, shall be a “security” within the meaning of Article 8 of the New York UCC and shall be governed by Article 8 of the New York UCC.

          SECTION 2.05. Registration in Nominee Name; Denominations. The Administrative Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Pledgor, endorsed or assigned in blank or in favor of the Administrative Agent. Each Pledgor will promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Pledgor.

          SECTION 2.06. Voting Rights. (a) Unless and until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have notified the Pledgors that their rights under this Section 2.06 are being suspended:

       (i) Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Term Loan Agreement and the other Loan Documents, provided that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of any of the Administrative Agent or the other Secured Parties under this Agreement or the Term Loan Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

       (ii) The Administrative Agent shall execute and deliver to each Pledgor, or cause to be executed and delivered to such Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

          (b) The Administrative Agent shall have the sole and exclusive right and authority to receive and retain dividends, interest, principal or other distributions paid on or distributed in respect of the Pledged Securities, except those necessary for the payment of taxes and any de minimis administrative costs. All dividends, interest, principal or other distributions received by any Pledgor contrary to the provisions of this Section 2.06 shall be held in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Pledgor and shall be forthwith delivered to the Administrative Agent in the same form as so received (with any necessary endorsement). Except as set forth in the first sentence of this Section 2.06(b), any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this paragraph (b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent.

          (c) Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the Pledgors of the Administrative Agent’s intention to exercise its rights hereunder, then all rights of any

Pledgor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 2.06, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers, provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgors to exercise such rights. After all Events of Default have been cured or waived and the Borrower has delivered to the Administrative Agent a certificate to that effect, each Pledgor shall have the right to exercise the voting and/or consensual rights and powers that such Pledgor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) of this Section 2.06 and the obligations of the Administrative Agent under clause (a)(ii) of this Section 2.06 shall be reinstated.

          (d) Any notice given by the Administrative Agent to the Pledgors suspending their rights under paragraph (a) of this Section 2.06 (i) may be given by telephone if promptly confirmed in writing, (ii) may be given to one or more of the Pledgors at the same or different times and (iii) may suspend the rights of the Pledgors under paragraph (a)(i) in part without suspending all such rights (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE III

Guarantee

          SECTION 3.01. Guarantee. Holdings unconditionally guarantees, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations. Holdings further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation.

          SECTION 3.02. Obligations Not Waived. To the fullest extent permitted by applicable law, Holdings waives presentment to, demand of payment from and protest to the Borrower of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of Holdings hereunder shall not be affected by (a) the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce or exercise any right or remedy against the Borrower under the provisions of the Term Loan Agreement, any other Loan Document or otherwise, (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, any other Loan Document, any guarantee or any other agreement or (c) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Administrative Agent or any other Secured Party.

          SECTION 3.03. Guarantee of Payment. Holdings further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Secured Party to any of the security held for the payment of Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Secured Party in favor of the Borrower or any other person.

          SECTION 3.04. No Discharge or Diminishment of Guarantee. The obligations of Holdings hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of Holdings hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any remedy under the Term Loan Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, wilful or otherwise, in the performance of the Obligations, or the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Administrative Agent or any other Secured Party, or by any other act or omission that may or might in any manner or to any extent vary the risk of Holdings or that would otherwise operate as a discharge of Holdings as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).

          SECTION 3.05. Defenses of Borrower Waived. To the fullest extent permitted by applicable law, Holdings waives any defense based on or arising out of any defense of the Borrower or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower, other than the final and indefeasible payment in full in cash of the Obligations. The Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or exercise any other right or remedy available to them against the Borrower, without affecting or impairing in any way the liability of Holdings hereunder except to the extent the Obligations have been indefeasibly paid in full in cash. Pursuant to applicable law, Holdings waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of Holdings against the Borrower, or any security.

          SECTION 3.06. Reinstatement. Holdings agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Secured Party upon the bankruptcy or reorganization of the Borrower or otherwise.

          SECTION 3.07. Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Secured Party has at law or in equity against Holdings by virtue hereof, upon the failure of the Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, Holdings hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent or such other Secured Party as designated thereby in cash the amount of such unpaid Obligations. Upon payment by Holdings of any sums to the Administrative Agent or any other Secured Party as provided above or application of the Pledged Collateral, all rights of Holdings against the Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations. In addition, any indebtedness or other obligations of the Borrower now or hereafter held by or inuring to the benefit of Holdings is hereby subordinated in right of payment to the prior indefeasible payment in full in cash of the Obligations. If any amount shall erroneously be paid to Holdings on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of the Borrower, such amount shall be held in trust for the benefit of the Lenders and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

          SECTION 3.08. Information. Holdings assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that Holdings assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Secured Parties will have any duty to advise Holdings of information known to it or any of them regarding such circumstances or risks.

ARTICLE IV

Remedies

          SECTION 4.01. Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, each Pledgor agrees that the Administrative Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Pledged Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. The Administrative Agent shall be authorized at any such sale of equity interests (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Pledged Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Pledged Collateral so sold. Each such purchaser at any sale of Pledged Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal which such Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted, provided that any Pledged Debt Securities so sold shall remain subject to the provisions of the Convertible Notes Documents (including Section 9.15 of the Securities Purchase Agreement).

          The Administrative Agent shall give the applicable Pledgor 10 days’ written notice (which each Pledgor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Pledged Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Pledged Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Pledged Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Pledged Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Pledged Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Pledged Collateral is made on credit or for future delivery, the Pledged Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Pledged Collateral so sold and, in case of any such failure, such Pledged Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Pledgor (all said rights being also hereby waived and released to the extent permitted by law), the Pledged Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Pledgor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Pledgor therefor, provided that any Pledged Debt Securities so sold shall remain subject to the provisions of the Convertible Notes Documents (including Section 9.15 of the Securities Purchase Agreement). For purposes hereof, a written agreement to purchase the Pledged Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Pledgor shall be entitled to the return of the Pledged Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Pledged Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

          SECTION 4.02. Application of Proceeds of Sale. The Administrative Agent shall apply the proceeds of any sale of Pledged Collateral, as follows:

       FIRST, to the payment of all reasonable and documented costs and expenses incurred by the Administrative Agent in connection with such sale or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the reasonable and documented fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent hereunder or under any other Loan Document on behalf of any Pledgor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

       SECOND, to the payment in full of the Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution); and

       THIRD, to the Pledgors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Pledged Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Pledged Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

          SECTION 4.03. Securities Act. In view of the position of the Pledgors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”)

with respect to any disposition of the Pledged Collateral permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Administrative Agent if the Administrative Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Administrative Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable blue sky or other state securities laws or similar laws analogous in purpose or effect. Each Pledgor recognizes that in light of such restrictions and limitations the Administrative Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Pledgor acknowledges and agrees that in light of such restrictions and limitations, the Administrative Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Administrative Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Administrative Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 4.03 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Administrative Agent sells.

          SECTION 4.04. Registration. Each Pledgor agrees that, upon the occurrence and during the continuance of an Event of Default, if for any reason the Administrative Agent desires to sell any of the Pledged Collateral at a public sale, it will, at any time and from time to time, upon the written request of the Administrative Agent, use its best efforts to take or to cause the issuer of such Pledged Collateral to take such action and prepare, distribute and/or file such documents, as are required or advisable in the reasonable opinion of counsel for the Administrative Agent to permit the public sale of such Pledged Collateral. Each Pledgor further agrees to indemnify, defend and hold harmless the Administrative Agent, each other Secured Party, any underwriter and their respective officers, directors, affiliates and controlling persons from and against all loss, liability, expenses, costs of counsel (including, without limitation, reasonable fees and expenses to the Administrative Agent of legal counsel), and claims (including the costs of investigation) that they may incur insofar as such loss, liability, expense or claim arises out of or is based upon any alleged untrue statement of a material fact contained in any prospectus (or any amendment or supplement thereto) or in any notification or offering circular, or arises out of or is based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements in any thereof not misleading, except insofar as the same may have been caused by any untrue statement or omission based upon information furnished in writing to such Pledgor or the issuer of such Pledged Collateral by the Administrative Agent or any other Secured Party expressly for use therein. Each Pledgor further agrees, upon such written request referred to above, to use its best efforts to qualify, file or register, or cause the issuer of such Pledged Collateral to qualify, file or register, any of the Pledged Collateral under the blue sky or other securities laws of such states as may be requested by the Administrative Agent and keep effective, or cause to be kept effective, all such qualifications, filings or registrations. Each Pledgor will bear all costs and expenses of carrying out its obligations under this Section 4.04. Each Pledgor acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 4.04 and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this Section 4.04 may be specifically enforced.

ARTICLE V

Miscellaneous

          SECTION 5.01. Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 8.01 of the Term Loan Agreement.

          SECTION 5.02. Waivers; Amendment. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by Holdings or the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 5.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on Holdings or the Borrower in any case shall entitle Holdings or the Borrower to any other or further notice or demand in similar or other circumstances.

          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent, Holdings and the Borrower, subject to any consent required in accordance with Section 8.08 of the Term Loan Agreement.

          SECTION 5.03. Administrative Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 8.05 of the Term Loan Agreement.

          (b) Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 5.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. All amounts due under this Section 5.03 shall be payable on written demand therefor.

          SECTION 5.04. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of Holdings, the Borrower or the Administrative Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

          SECTION 5.05. Survival of Agreement. All covenants, agreements, representations and warranties made by Holdings and the Borrower in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any Lender or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Term Loan Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid.

          SECTION 5.06. Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to Holdings and the Borrower when a counterpart hereof executed on behalf of such party shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such party and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such party, the Administrative Agent and the other Secured Parties and their respective successors and assigns, except that neither Holdings nor the Borrower shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Pledged Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Term Loan Agreement. This Agreement shall be construed as a separate agreement with respect to Holdings and the Borrower and may be amended, modified, supplemented, waived or released with respect to Holdings or the Borrower without the approval of any other party and without affecting the obligations of any other party hereunder.

          SECTION 5.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

          SECTION 5.08. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

          (b) Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Holdings, the Borrower or their respective properties, in the courts of any jurisdiction.

          (c) Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 5.08. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 5.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          SECTION 5.09. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.09.

          SECTION 5.10. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

          SECTION 5.11. Security Interest Absolute. All rights of the Administrative Agent hereunder, the grant of a security interest in the Pledged Collateral and all obligations of Holdings and the Borrower hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Term Loan Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Term Loan Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, Holdings or the Borrower in respect of the Obligations or this Agreement.

          SECTION 5.12. Termination or Release. This Agreement, the guarantees made herein and all security interests granted hereby shall terminate when all the Obligations (other than any right to indemnification of any Secured Party with respect to any matter in respect of which no claim has been asserted and is outstanding) have been indefeasibly paid in full in cash and the Lenders have no further obligations under the Term Loan Agreement. If the Borrower (a) prepays Loans in accordance with Sections 2.07 and 2.09 of the Term Loan Agreement or (b) creates an Account subject to a control agreement among the Administrative Agent, the Borrower and the “securities intermediary” or “bank” (as defined in Sections 8-102 and 9-102 of the New York UCC), as applicable, into which the Borrower is obligated to deposit immediately upon receipt thereof, all proceeds received by the Borrower pursuant to any repurchase or redemption of Convertible Notes pursuant to Section 9.15 of the Securities Purchase Agreement (a “Prepayment”), then, upon each such Prepayment, the security interest of the Secured Parties in an aggregate principal amount of Convertible Notes equal to the aggregate principal amount of such Prepayment, repayment or redemption shall automatically be terminated and released (a “Release”). Upon each such Release, the Administrative Agent shall return Pledged Debt Securities in their possession representing the Released Convertible Notes to the Borrower.

          SECTION 5.13. Administrative Agent Appointed Attorney-in-Fact. Each Pledgor hereby appoints the Administrative Agent the attorney-in-fact of such Pledgor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument, in each case after the occurrence and during the continuance of an Event of Default, that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Administrative Agent’s name or in the name of such Pledgor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Pledged Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Pledged Collateral; (c) to sign the name of any Pledgor on any invoice or bill of lading relating to any of the Pledged Collateral; (d) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Pledged Collateral or to enforce any rights in respect of any Pledged Collateral; (e) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Pledged Collateral; and (f) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Pledged Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Pledged Collateral for all purposes, provided that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Pledged Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Pledgor for any act or failure to act hereunder, except for their own gross negligence or wilful misconduct.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

NORWAY HOLDINGS SPV, LLC,
By:	SILVER LAKE PARTNERS II TSA, L.P., as Managing Member
By:	SILVER LAKE TECHNOLOGY ASSOCIATES II, L.L.C., its General Partner

By:	/s/ Alan K. Austin
	Name:	Alan K. Austin
	Title:	Managing Director and Chief Operating Officer
Telecopy:

AND
By:	HELLMAN & FRIEDMAN CAPITAL PARTNERS IV, L.P., as Managing Member
By:	H&F INVESTORS IV, LLC, its General Partner
By:	H&F ADMINISTRATION IV, LLC, its Administrative Manager
By:	H&F INVESTORS III, Inc., its Manager

By:	/s/ Mitchell R. Cohen
	Name:	Mitchell R. Cohen
	Title:	Vice President
Telecopy:

NORWAY ACQUISITION SPV, LLC,
By:	NORWAY HOLDINGS SPV, LLC, as Managing Member
By:	SILVER LAKE PARTNERS II TSA, L.P., as Managing Member
By:	SILVER LAKE TECHNOLOGY ASSOCIATES II, L.L.C., its General Partner

By:	/s/ Alan K. Austin
	Name:	Alan K. Austin
	Title:	Managing Director and Chief Operating Officer
Telecopy:

AND
By:	HELLMAN & FRIEDMAN CAPITAL PARTNERS IV, L.P., as Managing Member
By:	H&F INVESTORS IV, LLC, its General Partner
By:	H&F ADMINISTRATION, LLC, its Administrative Manager
By:	H&F INVESTORS III, Inc., its Manager

By:	/s/ Mitchell R. Cohen
	Name:	Mitchell R. Cohen
	Title:	Vice President
Telecopy:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,
By:	/s/ Thomas H. Mulligan
	Name:	Thomas H. Mulligan
	Title:	Managing Director

Schedule I to
the Collateral Agreement

EQUITY INTERESTS

Number and
	Number of	Registered	Class of	Percentage
Issuer	Certificate	Owner	Equity Interest	of Equity Interests

DEBT SECURITIES

Principal
Issuer	Amount	Date of Note	Maturity Date